Exhibit 16.1

June 10, 2005

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Gentlemen:

We have read the disclosure related to the change in accountants required in Item 11 in the Registration Statement on Form S-1 dated June 10, 2005 of Wauwatosa Holdings, Inc. and are in agreement with the statements contained in the four paragraphs under the heading “Changes in Wauwatosa Savings’ Certifying Accountant”. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP